Exhibit 99.1

FOR IMMEDIATE RELEASE

P&O PRINCESS CHIEF ADVISES CARNIVAL CORPORATION & PLC

OF RETIREMENT PLANS

David Dingle and Alan Buckelew Promoted to Top Posts

MIAMI (June 21, 2007) -- Peter Ratcliffe, CEO of P&O Princess Cruises International, has informed Carnival Corporation & plc (NYSE/LSE: CCL; NYSE: CUK) that he will retire effective March 6, 2008.

Effective immediately, David Dingle has been promoted to CEO of Carnival UK with responsibility for the company's British brands -- P&O Cruises, Ocean Village and Cunard Line. He also has been appointed chairman of the Carnival plc Management Committee with responsibility for P&O Cruises Australia. Alan Buckelew has been promoted to president and CEO of Princess Cruises, also effective immediately.

“It has always been a goal of mine to retire at age 60 and in this case, the effective date is actually my 60th birthday,” said Ratcliffe. “I've had a tremendously rewarding career in this industry and know that I leave the future of my cherished brands in the most capable hands of David and Alan,” he added.

“Peter has only been a part of our organization since the merger of our companies in the spring of 2003 but I can't say enough about all he has done to contribute to our post-merger success,” said Micky Arison, chairman and CEO of Carnival Corporation & plc. Arison said that not only was Ratcliffe “instrumental in getting the deal done in the first place, but once that was complete, he was key to the successful integration of the two companies, as well.”

Peter Ratcliffe joined The Peninsular and Oriental Steam Navigation Company (P&O) in 1973 and, after rising through the ranks of the British company, became chief financial officer of Princess Cruises in 1986 and then chief operating officer in 1989. He was named president in 1993. In early 2000, Ratcliffe was appointed head of P&O's cruise division and led the de-merger from P&O later that year to create an independent public company, P&O Princess Cruises plc. He was named chief executive officer of that new company and then, in April 2003, following completion of its merger with Carnival Corporation, he was appointed to his present position and also as an executive director and board member of Carnival Corporation & plc.

The promotions of Dingle and Buckelew are effective today, although Ratcliffe will stay on to assist and advise through the March 2008 transition period.

“We have a deep and talented management pool in our global businesses and are fortunate that these two highly qualified individuals are on our roster and can step up and take over the responsibility for these companies,” said Arison. “Like many people in our organization, these two gentlemen have had long and successful careers in the cruise business and together bring some 60 years of cruise industry experience,” he added. “David has literally grown up at P&O having put in 30 years working his way through the ranks. Alan shares an equally long tenure in the business, starting his cruise career at Sitmar which was later acquired by Princess," Arison said.

David Dingle previously was managing director of Carnival UK, a position he assumed following the merger of Carnival Corporation and P&O Princess Cruises in 2003. He joined P&O in 1978 where he held a number of positions until being named managing director in 2000. Active within the European cruise industry, Dingle also currently serves as president of The UK Chamber of Shipping and chairman of the European Cruise Council.

Alan Buckelew has served as president of Princess Cruises since February 2004. Prior to that, he was executive vice president of corporate services. He has also served Princess in the roles of chief information officer and chief financial officer. He joined Sitmar Cruises in 1977 as manager of management information. He rose through the ranks holding a variety of positions and was senior vice president of customer services by the time it was acquired by Princess in 1988.

“I know that all of the presidents and chief executive officers of the Carnival brands, as well as board members, join me in thanking Peter for his many contributions to our organization and wishing him and his family all the best in his retirement. At the same time we congratulate David and Alan on their promotions and look forward to working with them as they lead their brands to many future achievements,” Arison concluded.

Carnival Corporation & plc is the largest cruise vacation group in the world, with a portfolio of cruise brands in North America, Europe and Australia, comprised of Carnival Cruise Lines, Holland America Line, Princess Cruises, Seabourn Cruise Line, AIDA Cruises, Costa Cruises, Cunard Line, Ocean Village, P&O Cruises and P&O Cruises Australia.

Together, these brands operate 82 ships totaling 154,000 lower berths with 17 new ships scheduled to enter service between December 2007 and June 2011. Carnival Corporation & plc also operates Holland America Tours and Princess Tours, the leading tour companies in Alaska and the Canadian Yukon. Traded on both the New York and London Stock Exchanges, Carnival Corporation & plc is the only group in the world to be included in both the S&P 500 and the FTSE 100 indices.

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MEDIA CONTACTS	INVESTOR RELATIONS CONTACT
US	US/UK
Carnival Corporation & plc	Carnival Corporation & plc
Tim Gallagher	Beth Roberts
1 305 599 2600, ext. 16000	1 305 406 4832

Princess Cruises

Julie Benson

1 (661) 753-1530

UK
Brunswick Group
Richard Jacques/Sophie Brand

44 (0) 20 7404 5959

P&O Cruises/Carnival UK

Michele Andjel

44 (0) 23 8065 6653